GUARANTY


         THE UNDERSIGNED ("Guarantor") HEREBY agrees to unconditionally and irrevocably guarantee the payment of the amount due and the performance of the obligations of Cygnet Capital Corporation ("Cygnet"), an Arizona corporation, under the Promissory Note dated December 30, 1999 (the "Note"), from Cygnet to Ugly Duckling Finance Corporation ("UD"), an Arizona corporation.

         Guarantor hereby waives notice of demand, protest or notice of any kind, including but not limited to notice of nonpayment, nonperformance or nonobservance, or proof of notice or demand. Guarantor expressly agrees that the UD may proceed against the Guarantor separately or jointly, before, or simultaneously with proceedings against Cygnet for default under the Note. This Guaranty shall be absolute and unconditional and shall remain and continue in full force and effect as to any renewal, extension, amendment, addition, or other modification of the Note, regardless of whether the same was made with or without Guarantor's consent and until the payment in full of the Note. Guarantor also waives any and all rights or defenses of guarantors arising in law or equity, other than the actual payment or performance of the Note, including but not limited to all of Guarantor's rights under Arizona Revised Statutes Sections 12-1641, et. seq., 44-142 and 47-3605.

         Guarantor shall maintain a minimum Net Worth of Thirty Million Dollars ($30,000,000.00) at all times until the Note is paid in full. "Net Worth" shall mean the total of shareholders' equity (including capital stock, additional paid-in capital and retained earnings, and the junior subordinated debenture from Cygnet to Verde which will replace the unsecured 10% subordinate debenture of Ugly Duckling Corporation to Verde with a remaining principal balance outstanding of $8 million assumed by Cygnet) less the total amount of loans and debts due from affiliate companies, shareholders, officers, and employees and the total amount of any intangible assets.

         During the term of this Guaranty, Guarantor shall:

(i) deliver to UD as soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year of Guarantor, but, in any event, within 45 days thereafter, (a) an unaudited consolidated balance sheet of Guarantor as at the end of such quarter, and (b) unaudited consolidated statements of income, retained earnings and cash flows of Guarantor, for such quarter and for the portion of the fiscal year ending with such quarter, setting forth in comparative form in each case the corresponding figures for the comparable period of the prior fiscal year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnote disclosure, (2) in reasonable detail, and (3) certified by the principal financial or accounting officer of Guarantor; and

(ii) deliver to UD as soon as practicable after the end of each fiscal year of Guarantor, but, in any event, within 90 days thereafter (a) an audited consolidated balance sheet of Guarantor as at the end of such year, and (b) audited consolidated statements of income, retained earnings and cash flows of Guarantor for such year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail, and (3) certified by KPMG LLP or such other firm of independent certified public accountants of recognized national standing selected by Guarantor and reasonably acceptable to UD.

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         Any  controversy  relating  to this  Guaranty or relating to any breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Guaranty.

         This Guaranty shall be binding upon the heirs, legal representatives, successors and assigns of the Guarantor.

         This Guaranty shall be governed by and construed in accordance with the laws of the State of Arizona, and Guarantor hereby consents to venue for any action arising out of this Guaranty in the state and federal courts in the State of Arizona. Guarantor shall pay the reasonable attorney's fees incurred by UD in connection with the collection, enforcement and/or protection of its rights under this Guaranty.

         Dated this 30th day of December, 1999.

                 VERDE INVESTMENTS, INC., an Arizona corporation


                 By:    /S/ STEVEN P. JOHNSON
                 ----------------------------
                 Name:      Steven P. Johnson
                 Its:       Secretary